EXHIBIT 5.1

June 2, 2005

Mikohn Gaming Corporation d/b/a

Progressive Gaming International Corporation

920 Pilot Road

Las Vegas, NV 89119

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the preparation by Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation (the “Company”), of the Registration Statement on Form S-4, File No. 333-124311, as amended (the “Registration Statement”), filed on April 25, 2005 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to up to 2,000,000 shares of the Company’s common stock, par value $0.10 per share (the “Shares”) and an unspecified number of rights to balance shares, as described in the Registration Statement (the “Balance Share Rights”), which are to be issued by the Company in connection with the merger of Viking Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, with and into VirtGame Corp., a Delaware corporation, pursuant to an Agreement and Plan of Merger and Reorganization dated as of February 19, 2005 (the “Merger Agreement”).

In connection with this opinion, I have examined the Registration Statement and related prospectus, the Company’s Articles of Incorporation, as amended, and Code of Bylaws, as amended, the Merger Agreement and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

I am admitted to practice law in the State of Nevada and I express no opinions as to matters under or involving any laws other than the laws of the State of Nevada and the federal laws of the United States.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that:

1.	The Shares, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The Balance Share Rights, when issued in the manner described in the Registration Statement, will be validly issued.

I consent to the reference to my name under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ MICHAEL DREITZER
Michael Dreitzer
Executive Vice President
and General Counsel